                                                             EXHIBIT 99.2

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................    2
Consolidated Balance Sheets -- December 31, 1996 and 1995...    3
Consolidated Statements of Income, for each of the three
  years in the period ended December 31, 1996...............    4
Consolidated Statements of Stockholders' Investment, for
  each of the three years in the period ended December 31,
  1996......................................................    5
Consolidated Statements of Cash Flows, for each of the three
  years in the period ended December 31, 1996...............    6
Notes to Consolidated Financial Statements..................    7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO EVI, INC.

     We have audited the accompanying consolidated balance sheets of EVI, Inc. (formerly Energy Ventures, Inc.) (a Delaware corporation) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' investment and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of EVI, Inc. and subsidiaries as of December 31, 1996 and 1995 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
February 10, 1997
(except with respect to the matter discussed in footnote 18, as to which the date is October 20, 1997)

                           EVI, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1996          1995
                                                              --------      --------
                                                                  (IN THOUSANDS)
CURRENT ASSETS:
  Cash and Cash Equivalents.................................  $223,966      $  2,885
  Accounts Receivable, Net of Allowance for Uncollectible
    Accounts of $583,000 in 1996 and $362,000 in 1995.......   119,152        76,417
  Inventories...............................................   157,631       124,772
  Marketable Securities.....................................    23,841            --
  Net Assets of Discontinued Operations.....................        --        95,491
  Other Current Assets......................................    34,091         9,620
                                                              --------      --------
                                                               558,681       309,185
                                                              --------      --------
PROPERTY, PLANT AND EQUIPMENT, AT COST:
  Land, Buildings and Other Property........................    51,037        31,964
  Machinery and Equipment...................................   154,945        91,958
  Furniture and Vehicles....................................    16,339        13,991
                                                              --------      --------
                                                               222,321       137,913
  Less: Accumulated Depreciation............................    49,597        37,754
                                                              --------      --------
                                                               172,724       100,159
                                                              --------      --------
GOODWILL, NET...............................................   102,474        35,784
OTHER ASSETS................................................    18,964         7,997
                                                              --------      --------
                                                              $852,843      $453,125
                                                              ========      ========
LIABILITIES AND STOCKHOLDERS' INVESTMENT
CURRENT LIABILITIES:
  Short-Term Borrowings, Primarily Under Revolving Lines of
    Credit..................................................  $  4,451      $  4,577
  Current Maturities of Long-Term Debt......................     3,622         3,492
  Accounts Payable..........................................    80,783        44,254
  Accrued Salaries and Benefits.............................    11,817         5,153
  Current Tax Liability.....................................    81,916         1,342
  Other Accrued Liabilities.................................    50,537        19,473
                                                              --------      --------
                                                               233,126        78,291
                                                              --------      --------
LONG-TERM DEBT..............................................   126,710       124,183
DEFERRED INCOME TAXES AND OTHER.............................    38,923        22,585
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' INVESTMENT:
  Common Stock, $1 Par Value, Authorized 80,000,000 Shares,
    Issued 45,929,250 Shares in 1996 and 37,044,366 Shares
    in 1995.................................................    45,930        37,044
  Capital in Excess of Par Value............................   258,721       139,431
  Retained Earnings.........................................   158,333        60,167
  Cumulative Foreign Currency Translation Adjustment........    (8,712)       (6,915)
  Treasury Stock, at Cost...................................    (2,569)       (1,661)
  Unrealized Gain on Marketable Securities..................     2,381            --
                                                              --------      --------
                                                               454,084       228,066
                                                              --------      --------
                                                              $852,843      $453,125
                                                              ========      ========

  The accompanying notes are an integral part of these consolidated financial statements.
  (All share and per share amounts adjusted for the May 1997 two-for-one stock split)

                           EVI, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                      YEAR ENDED DECEMBER 31,
                                                             -----------------------------------------
                                                                1996           1995           1994
                                                             -----------    -----------    -----------
                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
REVENUES...................................................     $478,020       $271,675       $185,285
                                                                --------       --------       --------
COSTS AND EXPENSES:
  Cost of Sales............................................      373,509        205,230        139,901
  Selling, General and Administrative Attributable to
     Segments..............................................       51,885         43,357         36,998
  Corporate General and Administrative.....................        6,339          5,123          4,748
                                                                --------       --------       --------
                                                                 431,733        253,710        181,647
                                                                --------       --------       --------
OPERATING INCOME...........................................       46,287         17,965          3,638
                                                                --------       --------       --------
OTHER INCOME (EXPENSE):
  Interest Income..........................................        2,163             21            194
  Interest Expense.........................................      (16,454)       (16,287)       (13,537)
  Other, Net...............................................         (450)           663            218
                                                                --------       --------       --------
                                                                 (14,741)       (15,603)       (13,125)
                                                                --------       --------       --------
INCOME (LOSS) BEFORE INCOME TAXES..........................       31,546          2,362         (9,487)
PROVISION (BENEFIT) FOR INCOME TAXES.......................        7,041           (240)        (3,795)
                                                                --------       --------       --------
INCOME (LOSS) FROM CONTINUING OPERATIONS...................       24,505          2,602         (5,692)
INCOME FROM DISCONTINUED OPERATIONS, NET OF TAXES..........        7,468          8,709         10,334
GAIN ON DISPOSAL OF DISCONTINUED OPERATIONS, NET OF
  TAXES....................................................       66,924             --             --
EXTRAORDINARY CHARGE, NET OF TAXES.........................         (731)            --         (3,784)
                                                                --------       --------       --------
NET INCOME.................................................     $ 98,166       $ 11,311       $    858
                                                                ========       ========       ========
EARNINGS PER COMMON SHARE:
  Income (Loss) from Continuing Operations.................     $    .60       $    .09       $   (.23)
  Income from Discontinued Operations......................          .18            .29            .41
  Gain on Disposal of Discontinued Operations..............         1.65             --             --
  Extraordinary Charge.....................................         (.02)            --           (.15)
                                                                --------       --------       --------
  Net Income...............................................     $   2.41       $    .38       $    .03
                                                                ========       ========       ========
  Weighted Average Common Shares Outstanding...............       40,706         29,448         25,258
                                                                ========       ========       ========

  The accompanying notes are an integral part of these consolidated financial statements.
  (All share and per share amounts adjusted for the May 1997 two-for-one stock split)

                            EVI, INC. AND SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' INVESTMENT

                                                                             CUMULATIVE
                                                       CAPITAL                 FOREIGN                          UNREALIZED
                                    COMMON STOCK          IN                  CURRENCY       TREASURY STOCK      GAIN ON
                                --------------------    EXCESS    RETAINED   TRANSLATION   ------------------   MARKETABLE
                                  SHARES     $1 PAR     OF PAR    EARNINGS   ADJUSTMENT     SHARES    AMOUNT    SECURITIES
                                ----------   -------   --------   --------   -----------   --------   -------   ----------
Balance at December 31,
  1993........................  24,631,512   $24,632   $ 38,126   $47,998      $(2,111)    (129,950)  $ (909)     $   --
  Net Income..................          --        --         --       858           --           --       --          --
  Shares Issued in Connection
    with Acquisition..........     866,666       866      4,259        --           --           --       --          --
  Options Exercised...........      10,320        10          3        --           --           --       --          --
  Purchase of Treasury Stock,
    at Cost, for Executive
    Deferred Compensation
    Plan......................          --        --         --        --           --      (58,468)    (394)         --
  Foreign Currency
    Translation Adjustment....          --        --         --        --       (2,425)          --       --          --
                                ----------   -------   --------   --------     -------     --------   -------     ------
Balance at December 31,
  1994........................  25,508,498    25,508     42,388    48,856       (4,536)    (188,418)  (1,303)         --
  Net Income..................          --        --         --    11,311           --           --       --          --
  Shares Issued in Connection
    with Acquisition..........   4,510,396     4,510     30,765        --           --           --       --          --
  Options Exercised...........     125,472       126        530        --           --           --       --          --
  Issuance of Common Stock....   6,900,000     6,900     65,748        --           --           --       --          --
  Purchase of Treasury Stock,
    at Cost, for Executive
    Deferred Compensation
    Plan......................          --        --         --        --           --      (38,784)    (358)         --
  Foreign Currency
    Translation Adjustment....          --        --         --        --       (2,379)          --       --          --
                                ----------   -------   --------   --------     -------     --------   -------     ------
Balance at December 31,
  1995........................  37,044,366    37,044    139,431    60,167       (6,915)    (227,202)  (1,661)         --
  Net Income..................          --        --         --    98,166           --           --       --          --
  Shares Issued in Connection
    with Acquisitions.........   1,625,420     1,626     22,588        --           --           --       --          --
  Options Exercised...........     359,464       360      2,742        --           --           --       --          --
  Issuance of Common Stock....   6,900,000     6,900     93,960        --           --           --       --          --
  Purchase of Treasury Stock,
    at Cost, for Executive
    Deferred Compensation
    Plan......................          --        --         --        --           --      (44,206)    (908)         --
  Foreign Currency Translation
    Adjustment................          --        --         --        --       (1,797)          --       --          --
  Unrealized Gain on
    Marketable Securities.....          --        --         --        --           --           --       --       2,381
                                ----------   -------   --------   --------     -------     --------   -------     ------
Balance at December 31,
  1996........................  45,929,250   $45,930   $258,721   $158,333     $(8,712)    (271,408)  $(2,569)    $2,381
                                ==========   =======   ========   ========     =======     ========   =======     ======
                                   TOTAL
                                STOCKHOLDERS'
                                 INVESTMENT
                                -------------
Balance at December 31,
  1993........................    $107,736
  Net Income..................         858
  Shares Issued in Connection
    with Acquisition..........       5,125
  Options Exercised...........          13
  Purchase of Treasury Stock,
    at Cost, for Executive
    Deferred Compensation
    Plan......................        (394)
  Foreign Currency
    Translation Adjustment....      (2,425)
                                  --------
Balance at December 31,
  1994........................     110,913
  Net Income..................      11,311
  Shares Issued in Connection
    with Acquisition..........      35,275
  Options Exercised...........         656
  Issuance of Common Stock....      72,648
  Purchase of Treasury Stock,
    at Cost, for Executive
    Deferred Compensation
    Plan......................        (358)
  Foreign Currency
    Translation Adjustment....      (2,379)
                                  --------
Balance at December 31,
  1995........................     228,066
  Net Income..................      98,166
  Shares Issued in Connection
    with Acquisitions.........      24,214
  Options Exercised...........       3,102
  Issuance of Common Stock....     100,860
  Purchase of Treasury Stock,
    at Cost, for Executive
    Deferred Compensation
    Plan......................        (908)
  Foreign Currency Translation
    Adjustment................      (1,797)
  Unrealized Gain on
    Marketable Securities.....       2,381
                                  --------
Balance at December 31,
  1996........................    $454,084
                                  ========

  The accompanying notes are an integral part of these consolidated financial statements.
 (All share and per share data have been adjusted for the May 1997 two-for-one stock split)

                           EVI, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1996       1995       1994
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income................................................  $ 98,166   $ 11,311   $    858
  Adjustments to Reconcile Net Income to Net Cash Provided
     (Used) by Operations:
     Depreciation and Amortization..........................    16,771     12,446      9,398
     Net Income from Discontinued Operations................    (7,468)    (8,709)   (10,334)
     Gain on Disposal of Discontinued Operations, Net.......   (66,924)        --         --
     Extraordinary Charge on Prepayment of Debt, Net........       731         --      3,784
     Deferred Income Tax Provision (Benefit) from Continuing
       Operations...........................................    (7,965)     2,109     (2,454)
     Tax Dispute Settlement.................................    (6,412)        --         --
     Provision for Uncollectible Accounts Receivable........       486        252        158
     Change in Assets and Liabilities, Net of Effects of
       Businesses Acquired:
       Accounts Receivable..................................   (20,853)   (16,104)   (13,832)
       Inventories..........................................   (16,296)   (33,076)    (8,463)
       Other Current Assets.................................     2,469     (5,283)      (756)
       Accounts Payable.....................................    17,196     17,045     (8,215)
       Accrued Salaries and Benefits and Other..............   (10,123)   (10,246)    (1,681)
       Other Assets.........................................    (2,697)     1,661     (1,709)
       Other, Net...........................................    (2,553)    (2,257)     5,545
                                                              --------   --------   --------
          Net Cash Used by Continuing Operations............    (5,472)   (30,851)   (27,701)
          Net Cash Provided by Discontinued Operations......     8,294     10,745      6,906
                                                              --------   --------   --------
          Net Cash Provided (Used) by Operating
            Activities......................................     2,822    (20,106)   (20,795)
                                                              --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from Disposal of Discontinued Operations.........   306,854         --         --
  Acquisitions and Capital Expenditures of Discontinued
     Operations.............................................   (63,136)   (22,884)   (11,738)
  Acquisition of Businesses, Net of Cash Acquired...........   (87,814)    (8,105)   (10,452)
  Capital Expenditures for Property, Plant and Equipment....   (25,890)   (11,132)    (7,869)
  Proceeds from Sale of Assets..............................     1,261      3,369         28
                                                              --------   --------   --------
          Net Cash Provided (Used) by Investing
            Activities......................................   131,275    (38,752)   (30,031)
                                                              --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of Common Stock, Net.............................   100,860     72,648         --
  Issuance of Long-Term Debt................................        --         --    120,000
  Termination Costs on Retirement of Debt...................    (1,125)        --     (4,872)
  Debt Issuance Costs.......................................    (1,602)        --     (4,155)
  Repayments Under Revolving Lines of Credit, Net...........    (1,653)   (11,105)   (22,095)
  Repayments on Term Debt, Net..............................   (11,711)    (2,434)   (38,752)
  Stock Options Exercised, Purchase of Treasury Stock and
     Other Financing Activities, Net........................     2,194        298       (381)
                                                              --------   --------   --------
          Net Cash Provided by Financing Activities.........    86,963     59,407     49,745
                                                              --------   --------   --------
EFFECT OF TRANSLATION ADJUSTMENT ON CASH....................        21         81       (300)
                                                              --------   --------   --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........   221,081        630     (1,381)
CASH AND CASH EQUIVALENTS AT BEGINNING OF
  YEAR......................................................     2,885      2,255      3,636
                                                              --------   --------   --------
CASH AND CASH EQUIVALENTS AT END OF
  YEAR......................................................  $223,966   $  2,885   $  2,255
                                                              ========   ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           EVI, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of EVI, Inc., formerly Energy Ventures, Inc., and all majority-owned subsidiaries (the "Company"). All material intercompany accounts and transactions have been eliminated in consolidation.

NATURE OF OPERATIONS

     The Company is an international manufacturer and supplier of oilfield equipment. The Company manufactures drill pipe, premium tubulars and a complete line of artificial lift and production equipment used in the exploration and production of oil and natural gas.

INVENTORIES

     Inventories are valued using the first-in, first-out ("FIFO") method and are stated at the lower of cost or market.

INVESTMENTS IN MARKETABLE SECURITIES

     Investments in marketable securities are accounted for in accordance with Statement of Financial Standards No. 115 ("SFAS No. 115") and accordingly, these investments are recorded at their fair market value with unrealized gains or losses recorded as a separate component of stockholders' investment. The Company has classified these investments as available for sale with any other than temporary decline in fair value of securities charged to earnings.

     The marketable securities of $23.8 million held as of December 31, 1996 consists of 3,056,600 shares of Parker Drilling Company ("Parker") common stock. The Company has applied a 20% discount factor to the common stock as the shares are restricted and the Company's ability to sell such shares is subject to the terms of a registration rights agreement with Parker that allows Parker to restrict the ability of the Company to resell such shares.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is carried at cost. Maintenance and repairs are expensed as incurred. The costs of renewals, replacements and betterments are capitalized. Depreciation on fixed assets is computed using the straight-line method over the estimated useful lives for the respective categories. The useful lives of the major classes of property, plant and equipment are as follows:

                                                                  LIFE
                                                              -------------
Buildings...................................................  15 - 40 years
Machinery and equipment.....................................   5 - 20 years
Furniture and vehicles......................................    3 - 7 years

INTANGIBLE ASSETS AND AMORTIZATION

     The Company's intangible assets are comprised primarily of goodwill and identifiable intangible assets, primarily patents and technology licenses. The Company reviews intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of any applicable assets may not be recoverable. In assessing recoverability of such assets, the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. Management believes that there have been no events or circumstances which warrant revision to

                           EVI, INC. AND SUBSIDIARIES
the remaining useful life or which affect the recoverability of goodwill. The goodwill is being amortized on a straight-line basis over 40 years. Other identifiable intangible assets, included as a component of other assets, are amortized on a straight-line basis over the years expected to be benefited, ranging from 5 to 15 years.

     Amortization expense for goodwill and other intangible assets was $2,063,000, $1,307,000 and $726,000 for 1996, 1995 and 1994, respectively.
Accumulated amortization for goodwill at December 31, 1996 and 1995 was $3,465,000 and $1,846,000, respectively.

FOREIGN CURRENCY TRANSLATION

     Results of operations for foreign subsidiaries with functional currencies other than the U.S. dollar are translated using average exchange rates during the period. Assets and liabilities of these foreign subsidiaries are translated using the exchange rates in effect at the balance sheet date and the resulting translation adjustments are included as a separate component of stockholders' investment. Currency transaction gains and losses are reflected in income for the period.

     At the end of 1996, Mexico became a highly inflationary economy. Accordingly, effective January 1, 1997, the translation adjustments related to the Company's operations in Mexico will be reflected in the results of operations. The Company does not expect this change to have a material effect on its consolidated financial position or future results of operations.

REVENUE RECOGNITION

     The Company recognizes revenue as products are shipped or accepted by the customer. Service revenues are recognized as services are performed.

ACCOUNTING FOR INCOME TAXES

     Under Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("SFAS No. 109"), deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

WEIGHTED AVERAGE SHARES

     Earnings per share has been computed based on the weighted average number of common shares outstanding during the respective periods. Stock options outstanding are excluded from the weighted average number of shares since the dilutive effect is not material.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

ADOPTION OF RECENT ACCOUNTING PRONOUNCEMENTS

     The Company adopted Statement of Financial Accounting Standards No. 121 ("SFAS No. 121"), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, effective January 1, 1996. SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. Accordingly, the Company's long-lived assets for

                           EVI, INC. AND SUBSIDIARIES
certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of any assets may not be recoverable. In performing the review for recoverability, the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. The adoption of SFAS No. 121 did not impact the Company's consolidated financial position or results of operations.

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Standards No. 123 ("SFAS No. 123"), Accounting for Stock-Based Compensation. SFAS No. 123 establishes financial accounting and reporting standards for stock-based employee compensation. The pronouncement allows an entity to continue to measure compensation cost for those instruments using the intrinsic value-based method of accounting prescribed by the Accounting Principles Board Opinion No. 25 ("APB No. 25"), under which no compensation cost has been recognized in the accompanying financial statements for stock options since the exercise price of the Company's stock options issued equals the market value of the underlying stock on the date of grant. The Company does not intend to adopt the fair value method of accounting for stock-based compensation under SFAS No. 123.

RECLASSIFICATIONS AND RESTATEMENTS

     Certain reclassifications of prior year balances have been made to conform such amounts to corresponding 1996 classifications. The consolidated financial statements have been restated to reflect the sale of the Company's Mallard Division on November 11, 1996. See Note 5.

2. SUPPLEMENTAL CASH FLOW INFORMATION

     For purposes of the Consolidated Statements of Cash Flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

     Cash paid during the years ended December 31, 1996, 1995, and 1994 for interest and income taxes (net of refunds) was as follows:

                                                         1996       1995       1994
                                                        -------    -------    -------
                                                               (IN THOUSANDS)
Interest paid.........................................  $15,242    $15,254    $13,012
Income taxes paid, net of refunds.....................  $ 6,715    $ 1,529    $ 1,566

     Refer to Note 4 for additional information concerning noncash investing and financing activities.

3. INVENTORIES

     Inventories by category are as follows:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1996        1995
                                                              --------    --------
                                                                 (IN THOUSANDS)
Raw materials and components................................  $ 88,595    $ 61,578
Work in process.............................................    20,889      17,167
Finished goods..............................................    39,129      39,191
Supplies....................................................     9,018       6,836
                                                              --------    --------
                                                              $157,631    $124,772
                                                              ========    ========

     Work in process and finished goods inventories include the cost of materials, labor and plant overhead.

                           EVI, INC. AND SUBSIDIARIES

4. ACQUISITIONS AND DISPOSITIONS

     On December 10, 1996, the Company acquired Arrow Completion Systems ("Arrow") for total cash consideration of approximately $21.5 million. The operations of Arrow are currently being integrated into the production equipment division through plant consolidations.

     The allocation of the purchase price to the fair market value of the net assets acquired in the Arrow acquisition is subject to revision as the purchase price is subject to adjustment pending the resolution of certain asset valuations which must be agreed to by the buyer and seller. The Company believes the ultimate resolution to the cost of the acquisition will not have a material impact on the assets acquired or the Company's results of operations as a result of such revision.

     On October 1, 1996, the Company acquired the stock of Irmaos Geremia Ltd. ("Geremia"), a Porto Alegre, Brazil based designer, manufacturer and marketer of progressing cavity pumps, for approximately $24.5 million in cash and assumed debt.

     The Company acquired Superior Tube Limited ("Superior"), an Alberta, Canada based premium tubular manufacturer, for total cash consideration of approximately $16 million on September 4, 1996.

     On August 5, 1996, the Company acquired Tubular Corporation of America, Inc. ("TCA") for approximately 1,000,000 shares of Common Stock, $14.35 million in cash, a $650,000 note due January 1997 and assumed debt of approximately $15 million.

     On May 3, 1996, the Company acquired ENERPRO International, Inc. ("ENERPRO"), a manufacturer of premium threads and thread connections, for 625,428 shares of Common Stock and the assumption of approximately $3.1 million in indebtedness.

     In April 1996, the Company acquired Production Specialties, Inc. ("Production Specialties"), a manufacturer of gas lift equipment, for approximately $3.1 million.

     In February 1996, the Company sold its United States retail store distribution system to Continental Emsco for approximately $7.5 million. The Company received $3 million in cash, a $4 million vendor credit and a $0.5 million note receivable. The consideration received in the sale approximated the net book value of the assets sold, resulting in no material gain or loss.

     In July 1995, the Company acquired Engemaq S.A. ("Engemaq"), a Brazilian completion tool business, for $4 million.

     On June 30, 1995, the Company acquired Prideco, Inc. ("Prideco") in a transaction which involved the issuance of approximately 4,500,000 shares of Common Stock.

     On September 1, 1994, the Company completed the acquisition of the Fluid Packed(TM) pumps line of rod pumps, parts and accessories, and the sucker rod line from National-Oilwell for $13.5 million in cash.

     On July 29, 1994, the Company acquired a tubular finishing facility located in Bryan, Texas ("Bryan facility"). The Company exchanged Eastman Cherrington Environmental, Inc. ("Eastman Cherrington") including a cash payment of approximately $2 million for the Bryan facility. See Note 5 for additional information on Eastman Cherrington.

     The acquisitions discussed above were accounted for using the purchase method of accounting, and their results of operations are included in the Consolidated Statements of Income from the respective dates of acquisition. The results of operations related to the acquisitions of Arrow, Geremia, Superior, ENERPRO, Production Specialties and Engemaq are not material individually nor in the aggregate, therefore, pro forma information is not presented.

                           EVI, INC. AND SUBSIDIARIES

     The following table presents selected unaudited consolidated financial information for the Company on a pro forma basis assuming the Prideco and TCA acquisitions, the July 1996 equity offering of 6,900,000 shares of Common Stock and the October 1995 equity offering of 6,900,000 shares of Common Stock had occurred on January 1, 1995. The pro forma information set forth below is not necessarily indicative of the results that actually would have been achieved had such transactions been consummated as of January 1, 1995, or that may be achieved in the future.

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1996         1995
                                                              ---------    ---------
                                                              (IN THOUSANDS, EXCEPT
                                                                PER SHARE AMOUNTS)
Revenues....................................................   $506,280     $350,456
Income from continuing operations...........................     26,456        5,078
Net income..................................................    100,117       13,787
Earnings per common share from continuing operations........       0.59         0.12

PLANT CLOSURES

     The Company adopted a plan to close its Bastrop, Texas, tool joint manufacturing facility and to combine its two packer facilities through the closure of one facility in Arlington, Texas in the fourth quarter of 1996. In connection with these decisions, the Company incurred a charge of $5.8 million associated with these closures. Of this charge, $4.3 million related to the tool joint facility closure and relocation of equipment from this facility and $1.5 million related to the consolidation of its packer facilities and the closure of one of the plants. The Company incurred $3.8 million in 1996 for costs associated with these actions during 1996, including costs relating to the relocation of equipment at its Bastrop facility to other facilities. The Company also accrued $2 million as part of the $5.8 million charge for exit costs that it expected to be incurred in 1997 relating to the closure of its Bastrop and Arlington facilities. Such costs included $800,000 for severance and termination costs, $850,000 for the reduction in the carrying value of its Bastrop facility in light of the intended plan of disposition of the facility and $350,000 for the termination of the Arlington lease. Approximately 400 employees were affected by these closures, of which the employment of approximately 275 had been terminated as of December 31, 1996. The closure of both the Bastrop and Arlington facilities had been substantially completed by March 1997.

5. DISCONTINUED OPERATIONS

     On November 11, 1996, the Company completed the sale of its contract drilling segment which was comprised of the Mallard Bay contract drilling division ("Mallard Division") to Parker, in exchange for cash of approximately $306 million and 3,056,600 shares of Parker preferred stock valued by the Company at $20 million. The Company reported a net gain on the disposal of the Mallard Division of $66.9 million, net of taxes of $44.6 million. The Company applied a 20% discount factor to the Parker preferred stock because of the restricted nature of the stock received. Subsequently Parker converted the preferred stock to Parker common stock. At December 31, 1996, the Company reported in connection with the Parker common stock a $2.4 million unrealized gain, net of taxes, as a component of stockholders' investment.

                           EVI, INC. AND SUBSIDIARIES

     The results of operations for the Mallard Division are reflected in the accompanying Consolidated Statements of Income as "Discontinued Operations, Net of Taxes" and the Company's Consolidated Balance Sheets and Statements of Income for prior periods have been restated. Condensed results of the Mallard Division discontinued operations were as follows:

                                                            ELEVEN MONTHS
                                                                ENDED         YEAR ENDED
                                                            NOVEMBER 11,     DECEMBER 31,
                                                                1996             1995
                                                            -------------    ------------
                                                                   (IN THOUSANDS)
Revenues..................................................     $81,310         $79,912
                                                               -------         -------
Income before income taxes................................      11,490          14,029
Provision for income taxes................................       4,022           5,320
                                                               -------         -------
Net income................................................     $ 7,468         $ 8,709
                                                               =======         =======

     In 1992, the Company established an environmental services group, Eastman Cherrington Environmental ("Eastman Cherrington"), which provided horizontal drilling and related services for the purpose of performing remediation, sampling, containment and monitoring. In December 1993, the Company determined that the business of Eastman Cherrington was not consistent with the Company's long-term strategic objectives and adopted a plan of disposition of the division. The Company's plan of disposition contemplated a disposition of the division in April 1994. At the time the Company adopted its plan of disposition, the Company had contacted and had preliminary discussions with a number of potential purchasers for the division that would have involved a disposition of the division through a sale to an institutional purchaser. Based on these discussions, the historical operations of the division and the operating budget and outstanding contracts of the division, the Company estimated the incurrence of approximately $330,000 in net losses through the anticipated date of disposition after giving effect to the projected disposition and accrued this amount in 1993.

     During the first quarter of 1994, the Company worked toward a definitive agreement with one of the potential purchasers. These negotiations failed to result in a definitive agreement due to the purchaser's desire for one of the directors of the Company to participate in the purchase and the Board's view that it would be inappropriate to sell Eastman Cherrington to that purchaser under those circumstances. Following this occurrence, the Company proceeded with negotiations with alternative purchasers, including the ultimate purchaser. At this time, the Company estimated the potential additional operating losses pending the new projected disposition date in the third quarter of 1994. In light of this estimate and the consideration that was then projected to be received on the disposition based on discussions with the ultimate purchaser, the Company deferred losses of $797,000 until the disposition of Eastman Cherrington in July 1994 in exchange for a tubular finishing facility in Bryan, Texas. At the time of disposition, the consideration received approximated the then book value of the division plus the 1994 deferred losses. As a result, there was no material gain or loss realized on the disposition. Eastman Cherrington had revenues of $3.3 million and a net loss of $2.1 million in 1993, including the $330,000 accrual for 1994 losses, and revenues of $1.4 million and a net loss of $797,000 in 1994, excluding the $330,000 accrued at year end 1993.

                           EVI, INC. AND SUBSIDIARIES

6. SHORT-TERM BORROWINGS AND LINES OF CREDIT

     The Company's short-term borrowings at December 31, 1996 and 1995 consisted of the following:

                                                                1996        1995
                                                              --------    --------
                                                                 (IN THOUSANDS,
                                                              EXCEPT PERCENTAGES)
Payable to banks under lines of credit, interest of 8.75% at
  December 31, 1996; principal and interest payable on
  demand....................................................   $ 2,924     $ 4,577
Other short-term borrowings.................................   $ 1,527     $    --
Weighted average interest rate on notes outstanding during
  the year..................................................      8.48%      10.22%
Average borrowings during the year..........................   $23,871     $24,382
Maximum outstanding during the year.........................   $57,619     $43,189

     On June 26, 1996, the Company entered into a new $120 million working capital facility which replaced the Company's prior U.S. working capital line of credit. In the second quarter of 1996, the Company incurred an extraordinary charge of $731,000, net of taxes of $394,000, relating to the termination of its prior working capital facility.

     The Company currently has available to it working capital facilities providing for up to $130.9 million in borrowings. Borrowings under these facilities are subject to certain borrowing base requirements relating to the Company's accounts receivable and inventory securing the borrowings. Borrowings bear interest at variable rates and are secured by accounts receivables, inventory and stock of various of the Company's domestic and foreign subsidiaries. These facilities contain customary affirmative and negative covenants relating to working capital, earnings and net worth. These facilities also impose limitations on the Company's and its subsidiaries' use of funds for future acquisitions and capital expenditures, the incurrence of additional debt and other operational matters and certain expenditures. At December 31, 1996, the Company was limited under the principal credit facility in the amount of cash dividends, distributions and other restricted payments that could be made by it to $133 million.

     At December 31, 1996, approximately $2.9 million was outstanding under the revolving lines of credit and approximately $10.1 million had been used to support outstanding letters of credit. Additional borrowings of approximately $117.9 million were available based on collateral values at December 31, 1996.

7. LONG-TERM DEBT

     The Company's long-term debt at December 31, 1996 and 1995 consisted of the following:

                                                                1996        1995
                                                              --------    --------
                                                                 (IN THOUSANDS)
Senior Notes due in 2004, interest at 10.25%................  $120,000    $120,000
Capitalized lease obligations under various leases with
  various installment amounts...............................     5,475       4,505
Other notes payable at various rates........................     4,857       3,170
                                                              --------    --------
                                                               130,332     127,675
Less: current maturities of long-term debt..................     3,622       3,492
                                                              --------    --------
                                                              $126,710    $124,183
                                                              ========    ========

                           EVI, INC. AND SUBSIDIARIES

     The following is a summary of scheduled debt maturities by year (in thousands):

1997..............................................  $  3,622
1998..............................................     2,832
1999..............................................     1,652
2000..............................................       787
2001..............................................       348
Thereafter........................................   121,091
                                                    --------
                                                    $130,332
                                                    ========

     On March 24, 1994, the Company sold pursuant to a private placement $120 million of 10.25% Senior Notes due 2004. In July 1994, substantially all of these notes were exchanged for a substantially identical series of 10.25% Senior Notes due 2004 with semi-annual interest payments in March and September. Both issues of Senior Notes were issued pursuant to the terms of an Indenture dated March 15, 1994. Certain subsidiaries of the Company have unconditionally guaranteed the Company's obligations under the Senior Notes. See Note 17. The Company is restricted to a specific formula in the amount of cash dividends, distributions and other restricted payments that could be made by it under the terms of the Senior Notes to approximately $278 million at December 31, 1996.

     The estimated fair value of the Company's $120 million Senior Notes at December 31, 1996 and 1995 was $126 million and $125 million, respectively, using a rate currently available to the Company for similar debt.

8. STOCKHOLDERS' INVESTMENT

PUBLIC STOCK OFFERINGS

     On July 25, 1996, the Company completed a public offering of 6,900,000 shares of its Common Stock ("Public Offering"). The net proceeds of this offering were approximately $100.9 million. The Company also completed a public offering early in the fourth quarter of 1995, of 6,900,000 shares of its Common Stock. The net proceeds of this offering were approximately $72.6 million.

STOCK OPTION PLANS

     In May 1981, the Company's stockholders approved the Company's Employee Stock Option Plan ("Option Plan"), a non-qualified stock option plan. The plan expired in May 1991. Under the Option Plan, options were provided to officers and key employees of the Company (including directors who are also key employees) and its subsidiaries to purchase up to an aggregate of 2,000,000 shares of Common Stock of the Company.

     The Company maintains a Non-Employee Director Stock Option Plan ("Director Plan"), a non-qualified stock option plan. Under the Director Plan, options to purchase up to an aggregate of 1,000,000 shares of Common Stock of the Company may be granted to non-employee directors of the Company. Options to purchase 10,000 shares of Common Stock are automatically granted to each non-employee director on the date of their initial election and their re-election. At December 31, 1996, 660,000 shares were available for the granting of options.

     The Company also has in effect a 1992 Employee Stock Option Plan ("ESO Plan"). Under the ESO Plan, options to purchase up to an aggregate of 2,000,000 shares of Common Stock of the Company may be granted to officers and key employees of the Company (including directors who are also key employees) and its subsidiaries. At December 31, 1996, 572,000 shares were available for granting of such options.

                           EVI, INC. AND SUBSIDIARIES

     Stock options vest after one to five years and expire after ten years from the date of grant. Information about the above stock option plans for the three years ended December 31, 1996, is set forth below:

                                                           OPTION        WEIGHTED AVERAGE
                                           NUMBER OF     PRICE/RANGE      EXERCISE PRICE
                                            SHARES        PER SHARE         PER SHARE
                                           ---------   ---------------   ----------------
Options outstanding, December 31, 1993...  1,334,126   $ 1.35 - $11.94        $ 6.36
  Granted................................    104,000              6.88          6.88
  Exercised..............................    (10,320)             1.35          1.35
  Canceled...............................   (148,334)    5.75 -   9.13          6.69
                                           ---------
Options outstanding, December 31, 1994...  1,279,472     1.35 -  11.94          7.26
  Granted................................    254,000     6.88 -   9.00          8.45
  Exercised..............................   (125,472)    1.35 -   8.25          5.23
                                           ---------
Options outstanding, December 31, 1995...  1,408,000     4.69 -  11.94          7.60
  Granted................................    570,000    13.07 -  14.75         13.27
  Exercised..............................   (359,464)    5.75 -  11.94          8.88
                                           ---------
Options outstanding, December 31, 1996...  1,618,536     4.69 -  14.75          9.37
                                           =========
Options exercisable as of December 31,
  1996...................................    866,666     4.69 -  11.94          7.09
                                           =========

     The 1,618,536 options outstanding at December 31, 1996, have a weighted average remaining contractual life of 7.4 years. The 866,666 options exercisable at December 31, 1996, have a weighted average remaining contractual life of 5.4 years. The weighted average fair value of the options granted in 1996 and 1995 were $9.80 and $5.83, respectively.

STOCK-BASED COMPENSATION

     Pro forma information regarding net income and earnings per share is required by SFAS No. 123 and has been determined as if the Company had accounted for its stock options under the fair value method as provided therein. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for options issued in 1996 and 1995, respectively: risk-free interest rates: 6.6% and 6.7%; expected lives of 7 years; expected volatility of 48% and 47%; and no expected dividends.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Set forth below is a summary of the Company's net income and earnings per share as reported and pro forma as if the fair value based method of accounting defined in SFAS No. 123 had been applied. The pro forma information is not meant to be representative of the effects on reported net income for future years, because as provided by SFAS No. 123, only the effects of awards granted after January 1, 1995 are considered in the pro forma calculation.

                                                 1996                         1995
                                       ------------------------    --------------------------
                                       AS REPORTED    PRO FORMA    AS REPORTED     PRO FORMA
                                       -----------    ---------    -----------    -----------
Net income (in thousands)............    $98,166       $96,808       $11,311        $10,942
Earnings per share...................    $  2.41       $  2.36       $  0.38        $  0.37

PREFERRED STOCK

     The Company is authorized to issue up to 3,000,000 shares of $1.00 par value preferred stock. As of December 31, 1996, none has been issued.

                           EVI, INC. AND SUBSIDIARIES

PROFIT SHARING PLANS

     The Company and certain of its subsidiaries have adopted retirement plans which qualify under Section 401(k) of the Internal Revenue Code. The plans generally provide for 40% matching contributions by the Company, up to a maximum liability of 1.2% of each participating employee's annual compensation. The Company, under each plan, also has the right to make additional discretionary matching contributions. Total contributions by the Company under these plans were $513,000, $226,000 and $138,000 during 1996, 1995 and 1994, respectively.

EXECUTIVE DEFERRED COMPENSATION PLAN

     In May 1992, the Company's stockholders approved the Executive Deferred Compensation Stock Ownership Plan (the "EDC Plan"). Under the EDC Plan, a portion of the compensation for certain key employees of the Company and its subsidiaries, including officers and employee directors, can be deferred for payment after retirement or termination of employment.

     The Company has established a grantor trust to fund the benefits under the EDC Plan. The funds provided to such trust are invested by a trustee independent of the Company primarily in Common Stock of the Company which is purchased by the trustee on the open market. The assets of the trust are available to satisfy the claims of all general creditors of the Company in the event of bankruptcy or insolvency. Accordingly, the Common Stock held by the trust has been consolidated for accounting purposes and is included in the accompanying Consolidated Statements of Stockholders' Investment as "Treasury Stock, at Cost" and reflected as such on the Consolidated Balance Sheets.

9. INCOME TAXES

     The domestic and foreign components of Income before Income Taxes from Continuing Operations consisted of the following:

                                                           1996      1995      1994
                                                          -------   -------   -------
                                                                (IN THOUSANDS)
Domestic................................................  $22,755   $(2,840)  $(9,418)
Foreign.................................................    8,791     5,202       (69)
                                                          -------   -------   -------
                                                          $31,546   $ 2,362   $(9,487)
                                                          =======   =======   =======

     Total income tax provision (benefit) was recorded as follows:

                                                            1996      1995     1994
                                                           -------   ------   -------
                                                                 (IN THOUSANDS)
Income (loss) from continuing operations.................  $ 7,041   $ (240)  $(3,795)
Discontinued operations..................................    4,022    5,320     5,601
Gain on disposal of discontinued operations..............   44,600       --        --
Extraordinary charge.....................................     (394)      --    (1,949)
                                                           -------   ------   -------
                                                           $55,269   $5,080   $  (143)
                                                           =======   ======   =======

                           EVI, INC. AND SUBSIDIARIES

     The Company's provision (benefit) for income taxes of continuing operations for the three years ended December 31, 1996, consisted of:

                                                           1996      1995      1994
                                                          -------   -------   -------
                                                                (IN THOUSANDS)
Current
  U.S. Federal..........................................  $11,878   $(4,060)  $(2,817)
  Foreign...............................................    2,845     1,317     1,531
  State.................................................      283       394       (55)
                                                          -------   -------   -------
                                                           15,006    (2,349)   (1,341)
                                                          -------   -------   -------
Deferred
  U.S. Federal..........................................   (9,454)      (55)   (2,631)
  Foreign...............................................    1,250     2,126       177
  State.................................................      239        38        --
                                                          -------   -------   -------
                                                           (7,965)    2,109    (2,454)
                                                          -------   -------   -------
                                                          $ 7,041   $  (240)  $(3,795)
                                                          =======   =======   =======

     The difference between the tax provision at the statutory federal income tax rate and the tax provision attributable to income from continuing operations before income taxes for the three years ended December 31, 1996, in the accompanying Consolidated Statements of Income is analyzed below:

                                                              1996     1995     1994
                                                              -----    -----    -----
Statutory federal income tax rate...........................   35.0%    35.0%   (34.0)%
Effect of state income tax, net.............................    1.1      3.4      0.5
Effect of non-deductible expenses...........................    1.8     14.9      2.4
Utilization of net operating loss carryforward..............   (1.3)   (37.7)   (10.5)
Effect of foreign income tax, net...........................    (.6)   (11.8)     5.4
Foreign losses not benefited (benefited)....................   (1.8)    (6.4)     3.7
Foreign Sales Corporation benefit...........................   (1.0)    (3.3)      --
Research and development credit benefit.....................     --     (8.2)      --
Benefit of tax dispute settlement...........................  (12.7)      --       --
Other.......................................................    1.8      3.9     (7.5)
                                                              -----    -----    -----
                                                               22.3%   (10.2)%  (40.0)%
                                                              =====    =====    =====

     Deferred tax assets and liabilities are recognized for the estimated future tax effects of temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements. The measurement of deferred tax assets and liabilities is based on enacted tax laws and rates currently in effect in each of the jurisdictions in which the Company has operations. Generally, deferred tax assets and liabilities

                           EVI, INC. AND SUBSIDIARIES
are classified as current or noncurrent according to the classification of the related asset or liability for financial reporting. The components of the net deferred tax asset (liability) were as follows:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1996        1995
                                                              --------    --------
                                                                 (IN THOUSANDS)
Deferred tax assets:
  Domestic and foreign operating losses.....................  $  7,505    $  6,236
  Alternative minimum tax credit carryforward...............        --         864
  Accrued liabilities and reserves..........................    36,976       7,374
  Foreign tax credits.......................................     7,443       5,310
  Tax benefit transfer leases acquired......................     4,807          --
  Valuation allowance.......................................    (2,630)     (3,046)
                                                              --------    --------
          Total deferred tax asset..........................    54,101      16,738
                                                              --------    --------
Deferred tax liabilities:
  Property and equipment....................................   (21,452)    (11,080)
  Unremitted foreign earnings...............................    (7,971)     (4,340)
  Inventory basis differences...............................   (11,191)     (3,989)
  Goodwill basis differences................................    (5,561)       (799)
  COLEVE production payment.................................        --     (14,907)
  Other.....................................................    (2,131)        (95)
                                                              --------    --------
          Total deferred tax liability......................   (48,306)    (35,210)
                                                              --------    --------
  Net deferred tax asset (liability)........................  $  5,795    $(18,472)
                                                              ========    ========

     At December 31, 1996 the Company had $13,229,000 of U.S. net operating losses which were generated by certain subsidiaries prior to their acquisition. The use of these pre-acquisition operating losses is subject to limitations imposed by the Internal Revenue Code and is also restricted to the taxable income of one subsidiary. These U.S. carryforwards, if not utilized, will expire between 2001 and 2009. The Company also had approximately $7,743,000 of foreign net operating loss carryforwards of which $7,357,000 will expire between 1998 and 2001 and the remainder can be carried forward indefinitely.

     The realization of a portion of the deferred tax asset is dependent on generating sufficient taxable income prior to expiration of the carryforward amounts. Although realization is not assured, management believes it is more likely than not that the net deferred tax asset will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

     The Company had a valuation allowance to reflect the estimated amount of deferred tax assets for which realization is uncertain. The net change in the valuation allowance for the year ended December 31, 1996 was a decrease of $416,000. The net change principally relates to a reduction in the valuation allowance required for certain deferred tax assets which realization became certain during 1996.

     On October 11, 1996, the Company entered into a $3.9 million tax settlement plus accrued interest of $2.5 million with the United States Internal Revenue Service ("IRS") relating to a dispute regarding the tax impact to the Company upon the dissolution of the COLEVE joint venture in 1990. The tax liability with respect to the dissolution had been previously provided for as a deferred tax liability in the Company's consolidated financial statements. This settlement resulted in the Company recognizing a $4 million tax benefit in the fourth quarter due to the elimination of certain previously accrued deferred taxes that will no longer be required to be paid as a result of this settlement.

                           EVI, INC. AND SUBSIDIARIES

10. DISPUTES, LITIGATION AND CONTINGENCIES

LITIGATION AND OTHER DISPUTES

     The Company is aware of various disputes and potential claims and is a party in various litigation involving claims against the Company, some of which are covered by insurance. Based on facts currently known, the Company believes that the ultimate liability, if any, which may result from known claims, disputes and pending litigation would not have a material adverse effect on the Company's consolidated financial position or its results of operations with or without consideration of insurance coverage.

INSURANCE

     The Company is partially self-insured for employee health insurance claims and for workers' compensation for certain of its employees. Although the Company believes that adequate reserves have been provided for expected liabilities arising from its self-insured obligations, it is reasonably possible that management's estimates of these liabilities will change over the near term as circumstances develop.

11. INSURANCE SETTLEMENT

     On September 30, 1994, the Company settled all of its claims with its insurance carriers with respect to the termination of its workover contract with the National Iranian Oil Company ("NIOC"). Under the terms of the settlement with the Company's insurance carriers, the Company received a net cash payment of $23 million for reimbursement of certain operating costs incurred and amounts to be received in accordance with the terms of the workover drilling contract. The Company also retained all rights to any funds collected or recovered by the Company from NIOC and to the rigs and equipment deployed in Iran. The rigs and equipment were moved out of Iran by December 31, 1994.

     In 1994, the Company reduced the carrying value of the receivables by $8.8 million to reflect the uncertainties with respect to the collection of the entire amount of the NIOC receivables and the value of its rigs and equipment by $3.5 million to reflect the estimated fair value of those rigs. The Company also wrote off $2.6 million in mobilization costs that were being amortized over the life of the Company's contract with NIOC and that were required to be reimbursed to the Company by NIOC. In addition, the Company established a reserve of $2.8 million to cover its anticipated costs for the demobilization of its rigs outside of Iran, including estimated costs of export, storage, overseas shipping and local transportation, and $500,000 relating to additional costs anticipated to be incurred by it in connection with the final settlement of its contract and arrangements with NIOC. These reductions in carrying value and reserves were based on information available to the Company at the time of the settlement.

12. COMMITMENTS

     The Company is committed under various noncancelable operating leases which primarily relate to office space and equipment. Total lease expense incurred under noncancelable operating leases was approximately $5,230,000, $3,812,000 and $3,698,000 for the years ended December 31, 1996, 1995, and 1994, respectively.

     Future minimum rental commitments under these operating leases are as follows (in thousands):

1997...............................................  $ 7,632
1998...............................................    7,907
1999...............................................    6,666
2000...............................................    5,369
2001...............................................    4,688
Thereafter.........................................    8,699
                                                     -------
                                                     $40,961
                                                     =======

                           EVI, INC. AND SUBSIDIARIES

     In January 1996, the Company entered into a long-term manufacturing and sales agreement with Oil Country Tubular, Ltd. ("OCTL") pursuant to which OCTL manufactures drill pipe and premium tubulars for the Company on an exclusive basis at OCTL's plant in India. The OCTL arrangement is being used by the Company to pursue a strategic expansion of its sales and operations in the Eastern Hemisphere.

13. RELATED PARTY TRANSACTIONS

     The Company incurred legal fees of $1,596,000, $594,000, and $748,000 during 1996, 1995 and 1994, respectively, with a law firm in which a director of the Company is a partner.

     The Company paid Lehman Brothers, an affiliate of Lehman Brothers Holdings Inc., a major stockholder of the Company, approximately $5,175,000 and $4,037,000 for underwriting fees associated with the Public Offerings in 1996 and 1995, respectively and approximately $1,536,000 for fees related to the disposition of Mallard in 1996. The fee arrangements associated with these offerings were on terms standard in the industry.

14. SUBSEQUENT EVENT

     On February 13, 1997, the Company acquired Anbert Cilindros S.A.I.C. ("Anbert"), an Argentina based sucker rod business, for total consideration of approximately $8 million.

     On February 24, 1997, the Company entered into an agreement to acquire TA Industries, Inc. ("TA"), a manufacturer of premium couplings and premium accessories, for total cash consideration of approximately $64 million. The acquisition of TA is subject to various conditions, including the receipt of all required regulatory approvals and expiration of all waiting periods. The transaction is expected to close prior to April 30, 1997.

     On March 14, 1997, the Company acquired Griffin Legrand for total cash consideration of approximately $21 million. Griffin Legrand, based in Alberta, Canada, designs, manufactures and markets progressing cavity pumps and conventional pumping units.

     In December 1996, the Company entered into an agreement to acquire GulfMark International, Inc., ("GulfMark") pursuant to a tax free merger in which approximately 4.4 million shares of the Company's Common Stock currently held by GulfMark will be issued to the stockholders of GulfMark. Prior to the merger, GulfMark will spin-off to its stockholders its marine transportation services business. Such merger is subject to, among other things, approval by the stockholders of the Company and GulfMark. The Company expects that the merger will be consummated in the second quarter of 1997.

     At the Company's Annual Meeting on May 6, 1997, the agenda includes, among other things, a proposal to increase the Company's authorized shares of Common Stock from 40 million shares to 80 million shares to effect a two for one stock split and a proposal to change the name of the Company from Energy Ventures, Inc. to EVI, Inc.

15. SEGMENT INFORMATION

BUSINESS SEGMENTS

     The Company operates through two business segments: tubular products and production equipment. The tubular products segment manufactures drill pipe and high performance tubulars and the production equipment segment manufactures a complete line of artificial lift and production equipment. The Company's products are used in the exploration and production of oil and natural gas.

     Financial information by industry segment for each of the three years ended December 31, 1996, is summarized below (in thousands). The information presented has been restated to reflect the Mallard Division as discontinued operations. Identifiable assets exclude net assets relating to the Mallard Division of

                           EVI, INC. AND SUBSIDIARIES
approximately $95.5 million and $74.7 million at December 31, 1995 and 1994, respectively. Identifiable assets included in the Corporate and Other column includes the elimination of intercompany transactions.

                                                                    CORPORATE
                                          TUBULAR     PRODUCTION       AND
                                          PRODUCTS    EQUIPMENT       OTHER       TOTAL
                                          --------    ----------    ---------    --------
1996
  Sales to unaffiliated customers......   $342,530     $135,490     $     --     $478,020
  Operating income (loss)..............     44,394        8,237       (6,344)      46,287
  Identifiable assets..................    388,096      225,579      239,168      852,843
  Depreciation and amortization........     11,046        5,642           83       16,771
  Capital expenditures and
     acquisitions......................     62,008       27,871           68       89,947
1995
  Sales to unaffiliated customers......   $154,241     $117,434     $     --     $271,675
  Operating income (loss)..............     15,248        7,843       (5,126)      17,965
  Identifiable assets..................    218,592      130,266        8,776      357,634
  Depreciation and amortization........      7,170        5,187           89       12,446
  Capital expenditures and
     acquisitions......................     25,422        7,939           18       33,379
1994
  Sales to unaffiliated customers......   $ 94,941     $ 90,344     $     --     $185,285
  Operating income (loss)..............      3,082        5,144       (4,588)       3,638
  Identifiable assets..................    122,638      105,923        8,194      236,755
  Depreciation and amortization........      5,329        3,973           96        9,398
  Capital expenditures and
     acquisitions......................     15,770       16,764           91       32,625

     During 1996, the Company incurred a charge of $5.8 million associated with plant closures. Of this charge, $4.3 million related to the closure of a tool joint facility within the Tubular Products Segment and $1.5 million related to the closure of a packer facility within the Production Equipment Segment. Operating income for 1996 for the Tubular Products and Production Equipment segments include accruals included within the $5.8 million charge of $1.5 million and $500,000, respectively, for such plant closures.

MAJOR CUSTOMERS AND CREDIT RISK

     Substantially all of the Company's customers are engaged in the energy industry. This concentration of customers may impact the Company's overall exposure to credit risk, either positively or negatively, in that customers may be similarly affected by changes in economic and industry conditions. The Company performs ongoing credit evaluations of its customers and does not generally require collateral in support of its trade receivables. The Company maintains reserves for potential credit losses, and actual losses have historically been within the Company's expectations. Foreign sales also present various risks, including risks of war, civil disturbances and governmental activities that may limit or disrupt markets, restrict the movement of funds or result in the deprivation of contract rights or the taking of property without fair consideration. Most of the Company's foreign sales, however, are to large international companies or are secured by letter of credit or similar arrangements.

     In 1996, 1995 and 1994, there was no individual customer who accounted for 10% of consolidated revenues.

FOREIGN OPERATIONS AND EXPORT SALES

     The Company's equipment and services are used in approximately 55 countries by U.S. customers operating abroad and by foreign customers. Sales of equipment and services outside the United States

                           EVI, INC. AND SUBSIDIARIES
accounted for 51%, 46% and 46% of total revenues in 1996, 1995 and 1994, respectively, based upon the ultimate destination in which equipment or services were sold, shipped or provided to the customer by the Company.

                                                                        FOREIGN
                                                             -----------------------------
                                                                         LATIN
                                            UNITED STATES    CANADA     AMERICA     OTHER     ELIMINATIONS     TOTAL
                                            -------------    -------    -------    -------    ------------    --------
                                                                          (IN THOUSANDS)
1996
  Operating revenues from unaffiliated
    customers............................     $253,675       $65,113    $36,214    $34,048      $(21,395)     $367,655
  Export sales to unaffiliated
    customers............................      110,365            --        --          --            --       110,365
                                              --------       -------    -------    -------      --------      --------
  Total revenues.........................      364,040        65,113    36,214      34,048       (21,395)      478,020
  Operating income.......................       24,037         6,985    15,125         521          (381)       46,287
  Identifiable assets ...................      681,906        89,609    95,352      31,325       (45,349)      852,843
1995
  Operating revenues from unaffiliated
    customers............................     $166,627       $37,575    $23,068    $ 1,156      $(19,754)     $208,672
  Export sales to unaffiliated
    customers............................       63,003            --        --          --            --        63,003
                                              --------       -------    -------    -------      --------      --------
  Total revenues.........................      229,630        37,575    23,068       1,156       (19,754)      271,675
  Operating income (loss)................        7,046         4,386     7,915        (291)       (1,091)       17,965
  Identifiable assets ...................      298,135        30,197    21,068      20,857       (12,623)      357,634
1994
  Operating revenues from unaffiliated
    customers............................     $109,197       $26,774    $8,812     $ 1,601      $ (9,101)     $137,283
  Export sales to unaffiliated
    customers............................       48,002            --        --          --            --        48,002
                                              --------       -------    -------    -------      --------      --------
  Total revenues.........................      157,199        26,774     8,812       1,601        (9,101)      185,285
  Operating income (loss)................          139         3,876     1,296      (1,091)         (582)        3,638
  Identifiable assets ...................      214,446        26,572     5,837       8,040       (18,140)      236,755

                           EVI, INC. AND SUBSIDIARIES

16. QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following tabulation sets forth unaudited quarterly financial data for 1996 and 1995. The information presented has been restated to reflect the Mallard Division as discontinued operations.

                                                               1ST QTR.     2ND QTR.    3RD QTR.   4TH QTR.    TOTAL
                                                              ----------   ----------   --------   --------   --------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
1996
  Revenues..................................................   $90,326      $98,937     $134,376   $154,381   $478,020
  Gross Profit..............................................    21,036       24,044       29,328     30,103    104,511
  Income before Income Taxes................................     4,224        6,226       10,641     10,455     31,546
  Income from Continuing Operations.........................     2,747        4,046        6,917     10,795     24,505
  Income from Discontinued Operations, Net of Taxes.........     1,600        1,748        2,842      1,278      7,468
  Gain on Disposal of Discontinued Operations, Net of
    Taxes...................................................        --           --           --     66,924     66,924
  Extraordinary Charge, Net of Taxes........................        --         (731)          --         --       (731)
  Net Income................................................   $ 4,347      $ 5,063     $  9,759   $ 78,997   $ 98,166
  Net Income (Loss) Per Common Share:
    Income from Continuing Operations.......................   $   .08      $   .11     $    .16   $    .24   $    .60(1)
    Income from Discontinued Operations.....................       .04          .05          .07        .03        .18
    Gain on Disposal of Discontinued Operations.............        --           --           --       1.46       1.65(1)
    Extraordinary Charge....................................        --         (.02)          --         --       (.02)
    Net Income..............................................   $   .12      $   .14     $    .23   $   1.73   $   2.41(1)
                                                               =======      =======     ========   ========   ========
1995
  Revenues..................................................   $53,270      $61,198     $ 72,196   $ 85,011   $271,675
  Gross Profit..............................................    13,954       15,003       17,638     19,850     66,445
  Income (Loss) before Income Taxes.........................    (1,243)        (785)         736      3,654      2,362
  Income (Loss) from Continuing Operations..................      (772)        (438)       1,104      2,708      2,602
  Income from Discontinued Operations, Net of Taxes.........     2,403        2,191        2,452      1,663      8,709
  Net Income................................................   $ 1,631      $ 1,753     $  3,556   $  4,371   $ 11,311
  Net Income Per Common Share:
    Income from Continuing Operations.......................   $  (.03)     $  (.02)    $    .04   $    .07   $    .09(2)
    Income from Discontinued Operations.....................       .09          .09          .08        .05        .29(2)
                                                               -------      -------     --------   --------   --------
    Net Income..............................................   $   .06      $   .07     $    .12   $    .12   $    .38(2)
                                                               =======      =======     ========   ========   ========

---------------

(1) Net Income Per Common Share for the year ended December 31, 1996, differs from the summation of the individual quarters within that year due to the impact of the Public Offering of Common Stock and shares issued in connection with the TCA and ENERPRO acquisitions.

(2) Net Income Per Common Share for the year ended December 31, 1995, differs from the summation of the individual quarters within that year due to the impact of the Public Offering of Common Stock and shares issued in connection with the Prideco acquisition.

                           EVI, INC. AND SUBSIDIARIES

17. CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

     The $120 million Senior Notes which are described in Note 7 are unconditionally guaranteed on a full and unconditional, joint and several, basis by certain subsidiaries of the Company. Each of the subsidiary guarantors are wholly owned by the Company or a subsidiary guarantor. Accordingly, the following condensed consolidating balance sheets as of December 31, 1996 and 1995, and the related condensed consolidating statements of income and cash flows for each of the three years in the period ended December 31, 1996, have been provided. The condensed consolidating financial statements herein are followed by notes which are an integral part of these statements.

                     CONDENSED CONSOLIDATING BALANCE SHEET
                               DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                     ASSETS

                                                                   NON-
                                         PARENT    GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                        --------   ----------   ----------   ------------   ------------
CURRENT ASSETS:
  Cash and Cash Equivalents...........  $221,275     $  1,625     $  1,066     $     --       $223,966
  Other Current Assets................    40,694      233,862       60,159           --        334,715
                                        --------     --------     --------     --------       --------
                                         261,969      235,487       61,225           --        558,681
                                        --------     --------     --------     --------       --------
PROPERTY, PLANT AND EQUIPMENT, AT
  COST, NET OF ACCUMULATED
  DEPRECIATION........................       144      124,804       47,776           --        172,724
INTERCOMPANY AND INVESTMENT IN
  SUBSIDIARIES, NET...................   412,287     (241,456)     (87,064)     (83,767)            --
OTHER ASSETS..........................     5,850       84,322       31,266           --        121,438
                                        --------     --------     --------     --------       --------
                                        $680,250     $203,157     $ 53,203     $(83,767)      $852,843
                                        ========     ========     ========     ========       ========
                                LIABILITIES AND STOCKHOLDERS' INVESTMENT
CURRENT LIABILITIES:
  Short-Term Borrowings...............  $     --     $     --     $  4,451     $     --       $  4,451
  Current Maturities of Long-Term
     Debt.............................        --        1,883        1,739           --          3,622
  Accounts Payable and Other Accrued
     Liabilities......................    89,692      107,712       27,649           --        225,053
                                        --------     --------     --------     --------       --------
                                          89,692      109,595       33,839           --        233,126
                                        --------     --------     --------     --------       --------
LONG-TERM DEBT........................   120,000        3,895        2,815           --        126,710
DEFERRED INCOME TAXES AND OTHER.......    16,474       18,707        3,742           --         38,923
                                        --------     --------     --------     --------       --------
STOCKHOLDERS' INVESTMENT..............   454,084       70,960       12,807      (83,767)       454,084
                                        --------     --------     --------     --------       --------
                                        $680,250     $203,157     $ 53,203     $(83,767)      $852,843
                                        ========     ========     ========     ========       ========

                           EVI, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEET
                               DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                     ASSETS

                                                                      NON-
                                            PARENT    GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                           --------   ----------   ----------   ------------   ------------
CURRENT ASSETS:
  Cash and Cash Equivalents..............  $    532    $  1,492     $   861      $      --       $  2,885
  Other Current Assets...................     1,564     174,653      34,592             --        210,809
  Net Assets of Discontinued
     Operations..........................        --      94,650         841             --         95,491
                                           --------    --------     -------      ---------       --------
                                              2,096     270,795      36,294             --        309,185
                                           --------    --------     -------      ---------       --------
PROPERTY, PLANT AND EQUIPMENT, AT COST,
  NET OF ACCUMULATED DEPRECIATION........       159      85,429      14,571             --        100,159
INTERCOMPANY AND INVESTMENT IN
  SUBSIDIARIES, NET......................   342,844    (169,153)     18,416       (192,107)            --
OTHER ASSETS.............................     4,969      42,322      (3,510)            --         43,781
                                           --------    --------     -------      ---------       --------
                                           $350,068    $229,393     $65,771      $(192,107)      $453,125
                                           ========    ========     =======      =========       ========

                                 LIABILITIES AND STOCKHOLDERS' INVESTMENT

CURRENT LIABILITIES:
  Short-Term Borrowings..................  $     --    $    546     $ 4,031      $      --       $  4,577
  Current Maturities of Long-Term Debt...        --       3,082         410             --          3,492
  Accounts Payable and Other Accrued
     Liabilities.........................     4,055      56,408       9,759             --         70,222
                                           --------    --------     -------      ---------       --------
                                              4,055      60,036      14,200             --         78,291
                                           --------    --------     -------      ---------       --------
LONG-TERM DEBT...........................   120,000       3,596         587             --        124,183
DEFERRED INCOME TAXES AND OTHER..........    (2,053)      5,950      18,688             --         22,585
                                           --------    --------     -------      ---------       --------
STOCKHOLDERS' INVESTMENT.................   228,066     159,811      32,296       (192,107)       228,066
                                           --------    --------     -------      ---------       --------
                                           $350,068    $229,393     $65,771      $(192,107)      $453,125
                                           ========    ========     =======      =========       ========

                           EVI, INC. AND SUBSIDIARIES

                  CONDENSED CONSOLIDATING STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                                                       NON-
                                           PARENT     GUARANTORS    GUARANTORS    ELIMINATIONS    CONSOLIDATED
                                           -------    ----------    ----------    ------------    ------------
REVENUES................................   $    --     $373,725      $104,295       $     --        $478,020
COSTS AND EXPENSES......................     6,339      335,817        89,577             --         431,733
                                           -------     --------      --------       --------        --------
OPERATING INCOME (LOSS).................    (6,339)      37,908        14,718             --          46,287
                                           -------     --------      --------       --------        --------
OTHER INCOME (EXPENSE)
  Interest Expense......................    15,811      (26,870)       (5,395)            --         (16,454)
  Equity in Subsidiaries, Net of
    Taxes...............................    18,577           --            --        (18,577)             --
  Other, Net............................     2,002          166          (455)            --           1,713
                                           -------     --------      --------       --------        --------
INCOME BEFORE INCOME TAXES..............    30,051       11,204         8,868        (18,577)         31,546
PROVISION (BENEFIT) FOR INCOME TAXES....    (1,285)       4,893         3,433             --           7,041
                                           -------     --------      --------       --------        --------
INCOME FROM CONTINUING OPERATIONS.......    31,336        6,311         5,435        (18,577)         24,505
INCOME FROM DISCONTINUED OPERATIONS, NET
  OF TAXES..............................        --        7,521           (53)            --           7,468
GAIN ON DISPOSAL OF DISCONTINUED
  OPERATIONS, NET OF TAXES..............    66,924           --            --             --          66,924
EXTRAORDINARY CHARGE, NET OF TAXES......       (94)        (637)           --             --            (731)
                                           -------     --------      --------       --------        --------
NET INCOME..............................   $98,166     $ 13,195      $  5,382       $(18,577)       $ 98,166
                                           =======     ========      ========       ========        ========

                  CONDENSED CONSOLIDATING STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                                                       NON-
                                           PARENT     GUARANTORS    GUARANTORS    ELIMINATIONS    CONSOLIDATED
                                           -------    ----------    ----------    ------------    ------------
REVENUES................................   $    --     $210,603      $ 61,072       $     --        $271,675
COSTS AND EXPENSES......................     5,123      199,525        49,062             --         253,710
                                           -------     --------      --------       --------        --------
OPERATING INCOME (LOSS).................    (5,123)      11,078        12,010             --          17,965
                                           -------     --------      --------       --------        --------
OTHER INCOME (EXPENSE)
  Interest Expense......................     2,539      (16,856)       (1,970)            --         (16,287)
  Equity in Subsidiaries, Net of
    Taxes...............................    11,179           --            --        (11,179)             --
  Other, Net............................       360        1,134          (810)            --             684
                                           -------     --------      --------       --------        --------
INCOME (LOSS) BEFORE INCOME TAXES.......     8,955       (4,644)        9,230        (11,179)          2,362
PROVISION (BENEFIT) FOR INCOME TAXES....    (2,356)      (1,214)        3,330             --            (240)
                                           -------     --------      --------       --------        --------
INCOME (LOSS) FROM CONTINUING
  OPERATIONS............................    11,311       (3,430)        5,900        (11,179)          2,602
INCOME FROM DISCONTINUED OPERATIONS, NET
  OF TAXES..............................        --        8,662            47             --           8,709
                                           -------     --------      --------       --------        --------
NET INCOME..............................   $11,311     $  5,232      $  5,947       $(11,179)       $ 11,311
                                           =======     ========      ========       ========        ========

                           EVI, INC. AND SUBSIDIARIES

                  CONDENSED CONSOLIDATING STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1994
                                 (IN THOUSANDS)

                                                                       NON-
                                           PARENT     GUARANTORS    GUARANTORS    ELIMINATIONS    CONSOLIDATED
                                           -------    ----------    ----------    ------------    ------------
REVENUES................................   $    --     $148,299      $ 36,986       $     --        $185,285
COSTS AND EXPENSES......................     4,748      144,030        32,869             --         181,647
                                           -------     --------      --------       --------        --------
OPERATING INCOME (LOSS).................    (4,748)       4,269         4,117             --           3,638
                                           -------     --------      --------       --------        --------
OTHER INCOME (EXPENSE)
  Interest Expense......................    (6,973)      (6,074)         (490)            --         (13,537)
  Equity in Subsidiaries, Net of
    Taxes...............................    11,343           --            --        (11,343)             --
  Other, Net............................       153          512          (253)            --             412
                                           -------     --------      --------       --------        --------
INCOME (LOSS) BEFORE INCOME TAXES.......      (225)      (1,293)        3,374        (11,343)         (9,487)
PROVISION (BENEFIT) FOR INCOME TAXES....    (4,867)      (1,022)        2,094             --          (3,795)
                                           -------     --------      --------       --------        --------
INCOME (LOSS) FROM CONTINUING
  OPERATIONS............................     4,642         (271)        1,280        (11,343)         (5,692)
INCOME FROM DISCONTINUED OPERATIONS, NET
  OF TAXES..............................        --       10,113           221             --          10,334
EXTRAORDINARY CHARGE, NET OF TAXES......    (3,784)          --            --             --          (3,784)
                                           -------     --------      --------       --------        --------
NET INCOME..............................   $   858     $  9,842      $  1,501       $(11,343)       $    858
                                           =======     ========      ========       ========        ========

                           EVI, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                                                            NON-
                                                 PARENT     GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                                ---------   ----------   ----------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income..................................  $  98,166   $  13,195     $  5,382      $(18,577)      $ 98,166
  Net (Income) Loss from Discontinued
    Operations................................         --      (7,521)          53            --         (7,468)
  Gain on Disposal of Discontinued Operations,
    Net.......................................    (66,924)         --           --            --        (66,924)
  Equity in Earnings of Subsidiaries..........    (18,577)         --           --        18,577             --
  Other Adjustments and Charges...............    (18,329)      5,571      (16,488)           --        (29,246)
                                                ---------   ---------     --------      --------       --------
         Net Cash Provided (Used) by
           Continuing Operations..............     (5,664)     11,245      (11,053)           --         (5,472)
         Net Cash Provided (Used) by
           Discontinued Operations............         --       8,699         (405)           --          8,294
                                                ---------   ---------     --------      --------       --------
         Net Cash Provided (Used) by Operating
           Activities.........................     (5,664)     19,944      (11,458)           --          2,822
                                                ---------   ---------     --------      --------       --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from Disposal of Discontinued
    Operations................................    306,854          --           --            --        306,854
  Capital Expenditures of Discontinued
    Operations................................         --     (63,136)          --            --        (63,136)
  Acquisition of Businesses...................         --     (47,934)     (39,880)           --        (87,814)
  Capital Expenditures for Property, Plant and
    Equipment.................................        (67)    (11,358)     (14,465)           --        (25,890)
  Proceeds from Sale of Assets................         --         521          740            --          1,261
                                                ---------   ---------     --------      --------       --------
         Net Cash Provided (Used) by Investing
           Activities.........................    306,787    (121,907)     (53,605)           --        131,275
                                                ---------   ---------     --------      --------       --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of Common Stock, Net...............    100,860          --           --            --        100,860
  Repayments Under Revolving Lines of Credit,
    Net.......................................         --        (546)      (1,107)           --         (1,653)
  Borrowings (Repayments) on Term Debt, Net...         --     (11,829)         118            --        (11,711)
  (Increase) Decrease in amounts Due to and
    from Subsidiaries, Net....................   (183,434)    115,502       67,932            --             --
  Other, Net..................................      2,194      (1,031)      (1,696)           --           (533)
                                                ---------   ---------     --------      --------       --------
         Net Cash Provided (Used) by Financing
           Activities.........................    (80,380)    102,096       65,247            --         86,963
                                                ---------   ---------     --------      --------       --------
Effect of Translation Adjustment on Cash......         --          --           21            --             21
                                                ---------   ---------     --------      --------       --------
Net Increase in Cash and Cash Equivalents.....    220,743         133          205            --        221,081
Cash and Cash Equivalents at Beginning of
  Year........................................        532       1,492          861            --          2,885
                                                ---------   ---------     --------      --------       --------
Cash and Cash Equivalents at End of Year......  $ 221,275   $   1,625     $  1,066      $     --       $223,966
                                                =========   =========     ========      ========       ========

                           EVI, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                                                     NON-
                                           PARENT    GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                          --------   ----------   ----------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income............................  $ 11,311    $  5,232     $ 5,947       $(11,179)      $ 11,311
  Net Income from Discontinued
    Operations..........................        --      (8,662)        (47)            --         (8,709)
  Equity in Earnings of Subsidiaries....   (11,179)         --          --         11,179             --
  Other Adjustments and Charges.........    (3,808)    (42,820)     13,175             --        (33,453)
                                          --------    --------     -------       --------       --------
         Net Cash Provided (Used) by
           Continuing Operations........    (3,676)    (46,250)     19,075             --        (30,851)
         Net Cash Provided (Used) by
           Discontinued Operations......        --      11,326        (581)            --         10,745
                                          --------    --------     -------       --------       --------
         Net Cash Provided (Used) by
           Operating Activities.........    (3,676)    (34,924)     18,494             --        (20,106)
                                          --------    --------     -------       --------       --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital Expenditures of Discontinued
    Operations..........................        --     (22,884)         --             --        (22,884)
  Acquisition of Businesses.............        --      (4,007)     (4,098)            --         (8,105)
  Capital Expenditures for Property,
    Plant and Equipment.................       (19)     (4,751)     (6,362)            --        (11,132)
  Proceeds from Sale of Assets..........        --       2,880         489             --          3,369
                                          --------    --------     -------       --------       --------
         Net Cash Used by Investing
           Activities...................       (19)    (28,762)     (9,971)            --        (38,752)
                                          --------    --------     -------       --------       --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of Common Stock, Net.........    72,648          --          --             --         72,648
  Borrowings (Repayments) Under
    Revolving Lines of Credit, Net......        --     (11,498)        393             --        (11,105)
  Repayments on Term Debt, Net..........        --      (2,082)       (352)            --         (2,434)
  (Increase) Decrease in amounts Due to
    and from Subsidiaries, Net..........   (68,885)     78,005      (9,120)            --             --
  Other, Net............................       298          --          --             --            298
                                          --------    --------     -------       --------       --------
         Net Cash Provided (Used) by
           Financing Activities.........     4,061      64,425      (9,079)            --         59,407
                                          --------    --------     -------       --------       --------
Effect of Translation Adjustment on
  Cash..................................        --          --          81             --             81
                                          --------    --------     -------       --------       --------
Net Increase (Decrease) in Cash and Cash
  Equivalents...........................       366         739        (475)            --            630
Cash and Cash Equivalents at Beginning
  of Year...............................       166         753       1,336             --          2,255
                                          --------    --------     -------       --------       --------
Cash and Cash Equivalents at End of
  Year..................................  $    532    $  1,492     $   861       $     --       $  2,885
                                          ========    ========     =======       ========       ========

                           EVI, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1994
                                 (IN THOUSANDS)

                                                                     NON-
                                           PARENT    GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                          --------   ----------   ----------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income............................  $    858    $  9,842     $ 1,501       $(11,343)      $    858
  Net Income from Discontinued
    Operations..........................        --     (10,113)       (221)            --        (10,334)
  Equity in Earnings of Subsidiaries....   (11,343)         --          --         11,343             --
  Other Adjustments and Charges.........    11,329     (22,736)     (6,818)            --        (18,225)
                                          --------    --------     -------       --------       --------
         Net Cash Provided (Used) by
           Continuing Operations........       844     (23,007)     (5,538)            --        (27,701)
         Net Cash Provided by
           Discontinued Operations......        --       6,903           3             --          6,906
                                          --------    --------     -------       --------       --------
         Net Cash Provided (Used) by
           Operating Activities.........       844     (16,104)     (5,535)            --        (20,795)
                                          --------    --------     -------       --------       --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital Expenditures of Discontinued
    Operations..........................        --     (11,738)         --             --        (11,738)
  Acquisition of Businesses.............        --      (8,163)     (2,289)            --        (10,452)
  Capital Expenditures for Property,
    Plant and Equipment.................       (91)     (5,293)     (2,485)            --         (7,869)
  Proceeds from Sale of Assets..........        --          --          28             --             28
                                          --------    --------     -------       --------       --------
         Net Cash Used by Investing
           Activities...................       (91)    (25,194)     (4,746)            --        (30,031)
                                          --------    --------     -------       --------       --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of Long-Term Debt............   120,000          --          --             --        120,000
  Repayments Under Revolving Lines of
    Credit, Net.........................        --     (21,050)     (1,045)            --        (22,095)
  Repayments on Term Debt, Net..........   (34,442)     (2,242)     (2,068)            --        (38,752)
  (Increase) Decrease in Amounts Due to
    and from Subsidiaries, Net..........   (78,181)     64,227      13,954             --             --
  Other, Net............................    (9,408)         --          --             --         (9,408)
                                          --------    --------     -------       --------       --------
         Net Cash Provided (Used) by
           Financing Activities.........    (2,031)     40,935      10,841             --         49,745
                                          --------    --------     -------       --------       --------
Effect of Translation Adjustment on
  Cash..................................        --          --        (300)            --           (300)
                                          --------    --------     -------       --------       --------
Net Increase (Decrease) in Cash and Cash
  Equivalents...........................    (1,278)       (363)        260             --         (1,381)
Cash and Cash Equivalents at Beginning
  of Year...............................     1,444       1,116       1,076             --          3,636
                                          --------    --------     -------       --------       --------
Cash and Cash Equivalents at End of
  Year..................................  $    166    $    753     $ 1,336       $     --       $  2,255
                                          ========    ========     =======       ========       ========

                           EVI, INC. AND SUBSIDIARIES

A. SIGNIFICANT ACCOUNTING POLICIES

  Reclassifications and Restatements

     Certain reclassifications of prior year balances have been made to conform such amounts to corresponding 1996 classifications. The consolidated financial statements have been restated to reflect the sale of the Company's Mallard Division on November 11, 1996. See Note 5 for additional information.

  Elimination Entries

     Revenues and related Cost of Sales by individual category have been presented net of intercompany transactions.

B. LONG-TERM DEBT

     The Company's summary of scheduled debt maturities by year, description of debt and other information is disclosed in Note 7.

C. INSURANCE SETTLEMENT

     On September 30, 1994, the Company received a net cash payment of $23 million from its insurance carriers as settlement for the termination of its workover drilling contract with NIOC. See Note 11 for additional information regarding this settlement.

D. OTHER

     Notes 1 through 16 should be read in conjunction with the Condensed Consolidating Financial Statements.

18. CHANGE AND STOCK SPLIT

     At the Company's annual stockholders meeting on May 6, 1997, the stockholders approved a two-for-one stock split of the Company's common stock, $1.00 par value (the "Common Stock"), through a stock dividend and related amendment to the Company's Restated Certificate of Incorporation that increased the number of authorized shares of the Company's Common Stock from 40 million shares to 80 million shares. The record date for the two-for-one stock split was May 12, 1997. As a result of the stock split, all stock and per share data contained herein have been restated to reflect the effect of the two-for-one stock split.